UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2015

VIEWRAY, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-193498	42-1777485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2 Thermo Fisher Way

Oakwood Village, Ohio 44146

(Address of principal executive offices, including zip code)

(440) 703-3210

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2015, the Board of Directors (the “Board”) of ViewRay, Inc. (the “Company”) appointed Brian K. Roberts to serve as a Class III director of the Company, effective December 23, 2015. Mr. Roberts will serve until the Company’s 2018 annual meeting of stockholders or until his successor is duly elected and qualified.

The Board also appointed Mr. Roberts to the Audit Committee of the Board (the “Audit Committee”) and as Chair of the Audit Committee.

As a non-employee director, Mr. Roberts was granted an option to purchase 19,556 shares of the Company’s common stock with an exercise price of $5.00 per share pursuant to the terms of the Company’s Equity Incentive Plan, and is eligible to receive (i) an annual cash retainer of $40,000 for service on the Board and (ii) an additional annual cash retainer of $20,000 for service as Chair of the Audit Committee paid by the Company pursuant to its non-employee director compensation program. In addition, the Company expects to enter into an indemnification agreement with Mr. Roberts in connection with his appointment to the Board, which is expected to be in substantially the same form as that entered into with the other directors of the Company. There are no arrangements or understandings between Mr. Roberts and any other persons pursuant to which he was elected as a director.

Mr. Roberts has served as the Chief Financial Officer at Avedro, Inc., a privately held pharmaceutical and medical device company, since January 2015, and currently serves as the Chief Operating and Financial Officer since December 2015. Prior to Avedro, Mr. Roberts was the Chief Financial Officer at Insulet Corporation, also a medical device company, since March 2009. Mr. Roberts also previously served as the Chief Financial Officer at Jingle Networks from August 2007 to January 2009 and as Chief Financial Officer of Digitas from June 2001 to July 2007. Mr. Roberts has also held finance positions at Idiom Technologies, Inc., the Monitor Group and has served as an auditor with Ernst & Young LLP. He holds a B.S. in Accounting and Finance from Boston College. Mr. Roberts is qualified to serve on the Board because of his over 20 years of financial, operational and strategic experience in private and public companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWRAY, INC.

Dated: December 29, 2015	By:	/s/ Chris A. Raanes
	Name:	Chris A. Raanes
	Title:	Chief Executive Officer